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                                                                    Exhibit 23.2


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
DTVN Holdings, Inc.:


We consent to incorporation by reference in the Registration Statement on Form S-8 of DTVN Holdings, Inc. (formerly Zydeco Energy, Inc.) of our report dated May 4, 2000, relating to the balance sheets of DataVoN, Inc. (formerly HR Partners, Inc.) as of December 31, 1999 and 1998, and the related statements of income, stockholder's equity (deficit), and cash flows for the years then ended included the Current Report on Form 8-K of DTVN Holdings, Inc. (formerly Zydeco Energy, Inc.) filed with the Securities and Exchange Commission on June 19, 2000.

KPMG LLP

Dallas, Texas
January 5, 2001